UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

 SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Voltaire Limited (VOLT).
(Name of Issuer)

Ordinary Shares,par value NIS 0.01 per share
 (Title of Class of Securities)

M97613109
 (CUSIP Number)

February  7, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II Management Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(*) Vertex Israel II Management Ltd is the General Partner of Vertex Israel II Fund comprising of: Vertex Israel II (C.I.) Fund L.P., Vertex Israel II (C.I.) Executive Fund L.P., Vertex Israel II (A) Fund L.P., Vertex Israel II (B) Fund L.P. and Vertex Israel II Discount Fund L.P.

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II (C.I.) Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Island
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II (A) Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II (B) Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II Discount Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97613109

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Vertex Israel II (C.I.) Executive Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Island
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a)	Name of Issuer: Voltaire Limited

Item 1(b)	Address of Issuer’s Principle Executive Offices: 9 Hamenofim Street, Building A Herzeliya 46725, Israel

Item 2(a)	Name of Person Filing:

1.	Vertex Israel II Management Ltd, an Israeli Company
2.	Vertex Israel II (C.I.) Fund L.P., an Cayman Island Partnership (“Cayman Fund”)
3.	Vertex Israel II (C.I.) Executive Fund L.P., an Cayman Island Partnership (“Executive Fund”)
4.	Vertex Israel II (A) Fund L.P., an Israeli Partnership (“Israeli A Fund”)
5.	Vertex Israel II (B) Fund L.P., an Israeli Partnership (“Israeli B Fund”)
6.	Vertex Israel II Discount Fund L.P., an Israeli Partnership (“Discount Fund”)

Vertex Israel II Management Ltd is the General Partner of the Cayman Fund, the Executive Fund, the Israeli A Fund, the Israeli B Fund and the Discount Fund.

Item 2(b)	Address of Principle Business Office or, if None, Residence:

1.	Vertex Israel II (C.I.) Fund L.P.- c/o Walker House, P.O. Box 908 GT, Mary Street, George Town, Grand Cayman, Cayman Islands
2.	Vertex Israel II (C.I.) Executive Fund L.P.- c/o Walker House, P.O. Box 908 GT, Mary Street, George Town, Grand Cayman, Cayman Islands
3.	Vertex Israel II Management Ltd- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel
4.	Vertex Israel II (A) Fund L.P.- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel
5.	Vertex Israel II (B) Fund L.P.- 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel
6.	Vertex Israel II Discount Fund L.P. - 1 Hashikma Street, P.O.Box 89, Savyon 56530, Israel

Item 2(c)
Citizenship:

Vertex Israel II Management Ltd- Israel
Vertex Israel II (C.I.) Fund L.P.- Cayman Island
Vertex Israel II (C.I.) Executive Fund L.P.- Cayman Island
Vertex Israel II (A) Fund L.P.- Israel
Vertex Israel II (B) Fund L.P.- Israel
Vertex Israel II Discount Fund L.P. - Israel

Item 2(d)	Title of Class of Securities: Ordinary Shares, par value NIS 0.01 per share

Item 2(e)	CUSIP Number: M97613109

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b):

Item 4	Ownership:
(a)	Amount Beneficially Owned: -0-

(b)	Percent of Class: 0%

(c)
Number of Shares as to which such person has:

(i)  sole power to vote
-0-

(ii) shared power to vote
-0-

(iii) sole power to dispose or to direct the disposition of
- 0-

(iv)  shared power to dispose or to direct the disposition of
-0-

Item 5
Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person: Not applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N.A

Item 8	Identification and Classification of Members of the Group: N.A

Item 9	Notice of Dissolution of the Group: N.A

Item 10	Certification: N.A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

April 5, 2011

Vertex Israel II Management Ltd

/s/ Yoram Oron                                  /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                CFO
          Managing Partner

Vertex Israel II (C.I.) Fund L.P.
By: Vertex Israel II Management Ltd

/s/ Yoram Oron                                   /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                  CFO
         Managing Partner

Vertex Israel II (C.I.) Executive Fund L.P.
By: Vertex Israel II Management Ltd

/s/ Yoram Oron                                   /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                  CFO
         Managing Partner

Vertex Israel II (A) Fund L.P.
By: Vertex Israel II Management Ltd

/s/ Yoram Oron                                   /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                  CFO
         Managing Partner

Vertex Israel II (B) Fund L.P.
By: Vertex Israel II Management Ltd

/s/ Yoram Oron                                   /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                  CFO
         Managing Partner

Vertex Israel II Discount Fund L.P.
By: Vertex Israel II Management Ltd

/s/ Yoram Oron                                   /s/ Ran Gartenberg
By: Yoram Oron                                Ran Gartenberg
Title: Founder &                                  CFO
         Managing Partner

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

Exhibit 1	Agreement of Joint Filing